FIRST AMENDMENT TO
ANDREW ANAGNOST EMPLOYMENT AGREEMENT
This First Amendment (this “Amendment”), effective as of April 27, 2022 (the “Effective Date”), is entered into by and between Autodesk, Inc., a Delaware corporation (the “Company”) and Andrew Anagnost (“Executive”) in order to amend as follows that certain Employment Agreement, dated as of June 19, 2017, by and between the Company and Executive (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.
WHEREAS, the Company and Executive desire to amend the Employment Agreement to make certain modifications to Executive’s cash severance entitlements in the event of a termination In Connection with a Change of Control, in accordance with the modifications recommended by the Compensation and Human Resources Committee of the Board of Directors of the Company.
NOW THEREFORE, in consideration of the mutual covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:
1.Section 7(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(b)    Termination Without Cause or Resignation for Good Reason In Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control, then, provided that the termination of Executive’s employment constitutes a Separation from Service, subject to Section 8, Executive will receive: (i) a lump sum payment in an amount equal to two hundred percent (200%) of the sum of Executive’s annual Base Salary and Executive’s Target Annual Bonus (less applicable tax withholdings); (ii) payout of his pro-rata Target Annual Bonus for the fiscal year of the Company in which termination occurs, provided Executive was eligible to receive such bonus in cash, such amount to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) each of Executive’s then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall fully accelerate and become vested with (and settled within ten (10) days following vesting) respect to one hundred percent (100%) of the shares subject thereto, provided, that the performance criteria of any awards that would otherwise vest only upon satisfaction of performance criteria shall be deemed achieved at target levels unless the applicable grant documents or transaction documents provide for a higher amount; and (iv) if Executive validly elects to continue coverage under COBRA, reimbursement for premiums paid for continued health benefits for the Executive (and any eligible dependents) under the Company’s health plans, payable when such premiums are due until the earlier of (A) eighteen (18) months or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Subject to Sections 8 and 9, the accelerated vesting described in subsection (iii) above shall be effective immediately as of the date on which Executive’s separation agreement and release of claims described in Section 8(a) may be revoked has expired, and any severance payment described in (i) above shall be made, and commence in the case of (iv), on the later of the sixtieth (60th) day after Executive’s Separation from Service or the consummation of the Change of Control.”

2.A new Section 10(h) of the Employment Agreement is hereby added as follows:
“(h) Target Annual Bonus. For purposes of this Agreement, “Target Annual Bonus” shall mean the cash value of the Target Bonus as in effect immediately preceding the Change of Control. For the avoidance of doubt, Target Annual Bonus excludes sign-on, spot and discretionary bonuses.”
3.A new Section 10(i) of the Employment Agreement is hereby added as follows:
“(i) Target Bonus. For purposes of this Agreement, “Target Bonus” means an amount equal to Executive’s Base Salary (as in effect immediately preceding the Change of Control) multiplied by Executive’s target annual incentive percentage under the EIP (or any successor plan then in effect).”
4.    Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.
5.    This Amendment may be executed in any number of counterparts, each of which shall be considered an original instrument, but all such counterparts shall together constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.
AUTODESK, INC.

By:_/s/ Stacy Smith____
Name: Stacy Smith
Title: Chairman

EXECUTIVE

/s/ Andrew Anagnost
Andrew Anagnost